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                                                                EXHIBIT 5.1


                      Paul, Hastings, Janofsky & Walker LLP
          600 Peachtree Street, NE, Ste. 2400, Atlanta, GA 30308-2222 telephone 404-815-2400 / facsimile 404-815-2424 / internet www.paulhastings.com

                                  July 15, 2002


Versar, Inc.
6850 Versar Center
Springfield, Virginia 22151


              Re: Versar, Inc. Registration Statement on Form S-3 for Resale
                  of 718,365 Shares of Common Stock

Ladies and Gentlemen:

         We have acted as counsel to Versar, Inc., a Delaware corporation (the "Company"), in connection with the registration for resale of 718,365 shares of Common Stock (the "Shares"), including 359,182 shares issuable upon exercise of certain warrants, as described in the Company's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

         This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

         In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinion hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (a) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, and (b) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as certified, conformed or photostatic copies. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Company. We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder.

         Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Shares have been duly authorized and that the Shares are, or when issued and delivered in accordance with and upon exercise of the warrants, will be, validly issued, fully paid and nonassessable.

         We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.



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                                    Very truly yours,

                                    /s/ Paul, Hastings, Janofsky & Walker LLP
                                        PAUL, HASTINGS, JANOFSKY & WALKER LLP